Subject to Comp Committee Approval

October 25, 2022

Michael Fisher
[Delivered via DocuSign]

Dear Mike:

In recognition of your continued service with Etsy, Inc. (“Etsy” or “the Company”) through April 30, 2023 (the “Retention Period”), we are pleased to present you with this Advisory Agreement (the “Advisory Agreement”).

1.Your Obligations:
a.Chief Technology Officer, Etsy, Inc.
i.You will remain in your current, full-time role as Chief Technology Officer (CTO) of Etsy, Inc. through December 31, 2022, after which your employment with Etsy will end, and your services will continue as a Strategic Advisor in a consulting status as outlined below.
ii.You will continue performing your job duties with substantially the same degree of diligence and care consistent with past practice.
b.Strategic Advisor:
i.Role: Commensurate with your employment with the Company ending at the close of December 31, 2022, you will continue your service with the Company from January 1, 2023 through April 30, 2023 (the “Advisory Period”) as a Strategic Advisor, subject to the terms and conditions of this Agreement.
ii.Hours and Duties: As Strategic Advisor, you will be engaged during working hours for reasonable questions from Etsy’s leadership team, and will make yourself reasonably available to work greater or fewer hours as is required or requested by the Company. As Strategic Advisor, you will continue to support the transition of the Engineering department to a new CTO; participate in a smooth transition and handover with your replacement, and perform any additional work associated with the Etsy’s Engineering organization or other business priorities that may arise.
iii.Compensation: Your compensation for the Advisory Period will be purely in the form of continued vesting of your existing Etsy equity grants through April 30, 2023, in accordance with the terms of those grants and our 2015 Equity Incentive Plan. You understand that no other salary or benefits will be provided to you during the Advisory Period. You understand that absent this Strategic Advisor Agreement and your continuation of services hereunder, you would not be entitled to continued vesting of prior equity grants during the Advisory Period and all unvested equity would forfeit upon your last day of employment in accordance with the terms of your existing employment agreement and our 2015 Equity Incentive Plan.

c.Ongoing Confidentiality Obligations: You are hereby reminded that your confidentiality and non-compete obligations under the Offer Letter and CPIA that you signed on July 28, 2017 are ongoing.
d.Third Party Disclosures: Should you engage with any outside business or employment during the Advisory Period, you will disclose to that party that you are still providing services to the Company, and you will disclose to the Company to whom you are additionally engaged by emailing Kim Seymour at kseymour@etsy.com . In addition, you agree that you will continue to adhere to the Confidential Information, Assignment of Intellectual Property Rights and Post-Termination Restrictions agreement that you signed on August 1, 2018, the terms of which will survive as provided in that agreement following the end of the Advisory Period.
2.Termination of Employment. Nothing in this agreement changes your status as an employee at will through December 31, 2022, subject to the terms and conditions of your employment agreement and the Etsy Executive Severance Plan.
3.Choice of Law: This Agreement will be governed by New York law and subject to the jurisdiction of the courts of New York and Ohio.
4.Modification: No provision of this Agreement may be modified, altered or amended, except by collective written agreement between the Company and you. All other agreements between you and the Company remain in full force and effect except as expressly stated herein.

If you accept the terms of this Agreement, please sign below in the space provided by Wed, October 26, 2022.

Very truly yours,
/s/ Kim Seymour

Kim Seymour
Chief Human Resources Officer
Etsy, Inc.

I agree to the terms of this Agreement, and I am voluntarily signing it.
/s/ Michael Fisher
Michael Fisher
Dated: 10/26/2022 sim
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